Exhibit 5

Janet McGinness Managing Director and Associate General Counsel	Legal Department MAC J0193-610 30 Hudson Yards 61st Floor New York, NY 10001-2170 Work: 415-979-0775

November 21, 2023

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the “Company” or “Wells Fargo”), under the Securities Act of 1933, as amended, of $1,000,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) that may be issued by the Company under the Wells Fargo & Company Deferred Compensation Plan (the “Plan”), which represent general unsecured obligations of the Company to pay certain compensation amounts in the future to participating employees in accordance with the terms of the Plan and 2,000,000 shares of common stock, par value $1-2/3 per share (the “Shares”) that may be issued by the Company under the Plan, I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Deferred Compensation Obligations and the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. I consent to the filing of this opinion as an exhibit to the Registration Statement.

1.
The Deferred Compensation Obligations, when issued pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (1) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (2) is subject to general principles of equity, whether applied by a court of law or equity.

2	The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and non-assessable.
I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Janet McGinness
Janet McGinness
Managing Director and Associate General Counsel